Exhibit 99.2

Texas Roadhouse Promotes President Jerry Morgan to CEO

LOUISVILLE, KY. (March 19, 2021) – Texas Roadhouse, Inc.’s (Nasdaq: TXRH) Board of Directors announced today that President Jerry Morgan will also assume the title of Chief Executive Officer of the Louisville-based restaurant company. The promotion is effective immediately.

Morgan’s appointment to CEO was part of the Company’s succession plan, which was enacted following the passing of Kent Taylor, the founder, CEO and Chairman of the Board on March 18, 2021.

“While you never expect the loss of such a visionary as Kent, our succession plan, which Kent led, gives us great confidence. Jerry’s operational background and 20-plus years of Texas Roadhouse experience will be key in helping the Company and Roadies move forward after such a tragic loss,” said Greg Moore, Lead Texas Roadhouse Director.

A 23-year veteran of Texas Roadhouse, Morgan has more than 35 years of restaurant management experience with Texas Roadhouse, Bennigan’s and Burger King. Morgan started his Texas Roadhouse career in 1997 as Managing Partner of the Company’s first restaurant in Texas. He earned the Company’s most prestigious award, Managing Partner of the Year, in 2001 and was promoted to Market Partner later that year. He was promoted to Regional Market Partner in 2015 and was appointed President in 2020.

About the Company

Texas Roadhouse is a casual dining concept with over 630 restaurants system-wide in 49 states and ten foreign countries. For more information, please visit the Company’s Web site at www.texasroadhouse.com.

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Contacts:

Media

Travis Doster

(502) 638-5457

Investor Relations

Michael Bailen

(502) 515-7298